Exhibit 4.55

English Translation

Contract No: (2008) Ning Yin Zui Bao Zi No.

MAXIMUM GUARANTEE CONTRACT

CHINA CITIC BANK

MAXIMUM GUARANTEE CONTRACT

Guarantor: China Electric Equipment Group Co., Ltd. (hereinafter referred to as “Party A”)

Registered Office: No.6, Shuige Road, Jiangning Development Zone, Nanjing

Post Code: 211100

Tel.: 025-52095962

Fax: 025-52095968

Legal Representative: Lu Tingxiu

Bank and Account:

Creditor: China CITIC Bank Nanjing Branch (hereinafter referred to as “Party B”)

Registered Office: No. 348, Zhongshan Road, Nanjing

Post Code: 210008

Tel.: 83799186

Fax: 83799000

Legal Representative/Responsible Person: Jiao Shijing

Signing Place: Nanjing

Signing Date: January 9, 2008

In order to assure the performance of consecutive credit rights in a certain period (hereinafter referred to as “Principal Claim”) between Party B and CEEG (Nanjing) PV-Tech Co., Ltd. (hereinafter referred to as “Debtor”), Party A agrees to provide maximum amount guarantee. Therefore according to the Contract Law of the People’s Republic of China, the Guaranty Law of the People’s Republic of China and other relevant laws and regulations, both parties enter into the following agreement through equal negotiation:

Article 1 Definitions

1.1 The maximum amount guarantee means the agreement under which both parties confirm a maximum credit line for the consecutive credit rights of Debtor in a certain period and Party A provides guarantee to Party B for the Debtor to perform debt in the credit line. The maximum credit line refers to the total balance of all debts (including or having contingent liability) that the Debtor undertakes to Party B.

Article 2 Principal Claim Guaranteed

2.1 The Principal Claim guaranteed refers to series of claims resulting from the credit granting of Party B to the Debtor from January 2008 to January 2009 including but not limited to various banking business such as various loans, bills, letter of guarantee, letter of credit, etc.

2.2 The maximum credit line of the Principal Claim guaranteed is RMB of equivalent value (in words) RMB one hundred and fifty million only. If Party A performs the liability of guarantee according to this Contract, the maximum credit line guaranteed to Party A is correspondingly reduced by the performed amount.

2.3 Within the above prescribed period and maximum credit line, all the contracts, agreements and other legal documents concluded for the Debtor-creditor relationship between Party B and the Debtor are the Main Contract of this Contract.

Article 3 Form of Guarantee

3.1 Party A provides the joint and several guarantee liabilities. If certain single debt under the Main Contract expires and the Debtor fails to perform any or all debts, Party B is entitled to directly request Party A to undertake the guarantee liability.

3.2 When the Debtor fails to perform its debts according to the Main Contract, whether there is other guarantee (including but not limited to guarantee, mortgage, pledge, letter of guarantee, stand-by L/C, and other forms of guarantee) for the claims under the Main Contract of Party B, Party B is entitled to directly request Party A to undertake the guarantee liability in the scope of guarantee.

Article 4 Term of Guarantee

4.1 The term of guarantee of Party A to undertake guarantee liability is two years from the date of expiration of debt performance term of the Debtor stipulated by the specific business contract. The term of guarantee under each specific business contract is calculated separately.

4.2 In the event the debts early matured due to laws and regulations, the Main Contract or agreements of both parties to the Main Contract, the date of early maturity is the expiration date of debt performance term.

4.3 If the business under the Main Contract is letter of credit, banker acceptance bill or letter of guarantee, the term of guarantee is two years from the date of advances; in case of installment of advances, the term of guarantee is calculated from the date of each advance.

Article 5 Scope of Guarantee

5.1 The scope of guarantee provided by this guarantee covers debt principal, interest, penalty interest, compound interest, penalty for breach, compensation for damage, expenses for realizing creditor’s right (including but not limited to cost of action, cost of arbitration, attorney’s fee, travel expenses, evaluation fee, fee of auction or sale, fee of ownership transfer, cost of preservation, announcement fee, enforcement fee, etc.) and other expenses payable under the Main Contract.

Article 6 Representations and Warranties of Party A

6.1 Party A is a legal person or other entity duly established under the laws of PRC with legal capacity for civil rights and civil conducts required for conclusion and performance of this Contract, which is capable to undertake civil liability independently and has obtained all necessary and lawfully internal and external approval and authorization to conclude this agreement.

6.2 Party A understands and agrees to all the provisions of the Main Contract and voluntarily provides guarantee for the Debtor, and all the declarations of its will under this Contract are true.

6.3 The establishment of this guarantee is not limited in any way or results in any illegal conditions.

6.4 All the documents, statements and representations provided by Party A are lawful, authentic, accurate and complete. Except for the information disclosed in written form to Party B, Party A has no other material liability (including or having contingent liability), defaulting, litigation, arbitration or other important issues affecting its assets possibly affecting the performance of this Contract that is not disclosed to Party B.

Article 7 Rights and Obligations of Party A

7.1 Party A shall provide Party B with the valid legal documents which can certify its legal identity.

7.2 In the term of this Contract, if Party A changes its legal person name, legal representative, project responsible person, domicile, telephone, fax and etc., it shall notify Party B in writing within seven days after the change.

7.3 If the Debtor fails to repay the principal and interest of the loan as stipulated in the Main Contract upon the expiration of the debt performance term of the Main Contract or the early maturity of the creditor’s right as stipulated in the Main Contract, Party B shall be entitled to request Party A to repay the debt directly. Party A undertakes that it will not for any reason reject any claim for repayment raised by Party B, and will waive the defense right as provided in Article 20 of Guaranty Law.

7.4 Party A is obliged to provide Party B with its balance sheet and all the notes regarding the condition of its external security and shall, regularly or from time to time, as required by Party B, provide Party B with the statements and other documents that reflect its comprehensive financial condition authentically.

7.5 Within the term of this Contract, in the event of occurrence of any situation by Party A that may or is sufficient to affect its guaranty ability, including but not limited to share conversion, restructuring, consolidation, division, shareholding system restructuring, joint venture, cooperation, pooling, contracting, leasing, change in business scope and registered capital, material assets transfer and etc., Party A shall notify Party B in writing thirty days in advance;

7.6 Within the term of this Contract, in the event of occurrence of any situation by Party A that may or is sufficient to affect its guaranty ability, including but not limited to putting up the shutters, going out of business, application or declaration of bankruptcy, dissolution, revocation of business license, cancellation of registration, deterioration of financial condition or involvement of any action, arbitration, criminal or administrative penalty and etc., it shall notify Party B in writing within three days from the occurrence of the foregoing situations;

7.7 If Party A provides any form of security to any third party within the term of this Contract, such security shall not impair the interest of Party B.

7.8 If Party A is involved in the situations as stipulated in Articles 7.5 and 7.6 hereof within the term of this Contract, it shall ensure the proper fulfillment of all the guaranty liabilities hereunder and shall provide detailed proposal thereof.

7.9 In the event the Debtor fails to repay all or part of the debt under the Main Contract as agreed (including the early maturity of the debt under the Main Contract as stipulated in laws, regulations and the Main Contract or agreed by the parties of the Main Contract), if Party B requests Party A to undertake the guarantee liability, Party A shall immediately repay for the Debtor the debt under the Main Contract according to the amount and form as notified from the date it receives the written notice of Party B.

7.10 If Party A fails to fulfill its obligations as stipulated in Article 7.9 hereof, it authorizes Party B to deduct and collect the sum directly from any account of Party A opened with Party B and/or exercise the right of disposal upon the properties or property right of Party A possessed or managed by Party B according to law to repay the indebtedness under the Main Contract. In the event the currency in the account is different from the currency of the debt under the Main Contract when Party B deducts the amount from Party A’s account, it shall be converted in accordance with the exchange rate announced by Party B on the day of deduction.

7.11 If any third party provides guarantee for the indebtedness under the Main Contract, Party A shall still undertake the guarantee liability as stipulated in Article 3 hereof.

Article 8 Rights and Obligations of Party B

8.1 If Party B transfers its entire creditor’s rights under the Main Contract to any third party, it shall timely notify Party A in writing after the execution of the transfer contract.

8.2 In the event Party B and the Debtor enter into specific business contracts regarding specific credit granting business under the Main Contract, Party A may not be notified.

8.3 In the event the Debtor fails to repay all or part of the debt as stipulated in the Main Contract (including the early maturity of the debt under the Main Contract as stipulated in laws, regulations and the Main Contract or agreed by the parties of the Main Contract), Party B shall be entitled to request Party A to undertake the guarantee liability as stipulated herein.

8.4 Party B shall keep secret the materials, documents and information regarding Party A provided by Party A, except as provided by laws and regulations.

Article 9 Defaulting Liabilities

9.1 Upon effectiveness of this Contract, the Parties shall fulfill the obligations as stipulated herein. If either Party fails to perform or fully perform the obligations as stipulated herein, it shall bear the corresponding liability for breach of contract and compensate the other Party for the losses arising therefrom.

9.2 If the representations and warranties made by Party A in Article 6 hereof are inauthentic, inaccurate, incomplete or intentionally misleading, which has caused losses to Party B, Party A shall compensate Party B.

9.3 If this contract becomes invalid due to Party A’s fault, Party A shall compensate Party B for all the losses within the scope of guarantee.

9.4 During the term of this Contract, Party B is entitled to, according to the provisions in Article 7.10 under this Contract, request Party A to undertake guarantee liability or take relevant legal measures to Party A or its property or rights of property in case of any of the following:

9.4.1 Party B fails to be compensated upon the expiration of any debt performance term under the Main Contract;

9.4.2 Party B fails to be compensated in case of any events that the debts become due in advance, which are stipulated in laws and regulations, the Main Contract or agreement of both parties to the Main Contract;

9.4.3 Material financial loss, asset loss, property loss or other asset loss or financial crisis due to external guarantee of Party A without relevant security or Party B is unsatisfied with the security;

9.4.4 Any crisis of management or finance of the holding shareholders or other affiliated companies of Party A, or any material affiliated transaction between Party A and its holding shareholders or other affiliated companies, which influences the ordinary management of Party A, without relevant security or Party B is unsatisfied with the security;

9.4.5 Any adverse change in the industry of Party A without relevant security or Party B is unsatisfied with the security;

9.4.6 Any material corruption, bribery, embezzlement or illegal operation of the senior managers of Party A without relevant security or Party B is unsatisfied with the security;

9.4.7 Any breach of Party A to other Creditors without relevant security or Party B is unsatisfied with the security;

9.4.8 Any winding-up, suspension, application of bankruptcy, declared bankruptcy, dissolution, revocation of business license, or cancellation of Party A;

9.4.9 Party A fails to perform Article 7.8 under this Contract, executing all guarantee liabilities or the detailed proposal provided is not able to satisfy Party B;

9.4.10 Other events of Party A which might threat, damage or possibly threat, damage the rights and interests of Party B.

Article 10 Accumulation of Rights

10.1 The rights of Party B hereunder are cumulative and do not affect and exclude any right of Party A at law and under other contracts. Unless made in writing by Party B, no failure and/or delay by Party B in exercising all or part of any of its rights shall operate as a waiver thereof nor affect, preclude or impede the further exercise thereof or the exercise of any other right.

Article 11 Continuity of Obligations

11.1 All the obligations and joint and several liabilities of Party A hereunder shall be continuous and fully bound upon its successor, takeover person, transferee and the entities after the consolidation, restructuring or name change from it, will not be affected by any dispute, claim and legal proceedings as well as any order of the superior entity and any contract or document as entered into by the Debtor of the Main Contract and any natural person or legal person, and will not change in any aspect due to bankruptcy, inability to repay the loan, loss of business capacity, modification of the articles of association and any change in nature on the part of the Debtor.

Article 12 Other Stipulations

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In the event this article is in conflict with other articles, this article shall prevail.

Article 13 Applicable Law

13.1 This contract shall be governed by the laws of the People’s Republic of China.

Article 14 Dispute Settlement

14.1 Any dispute arising from or relating to this Contract shall be settled through consultation between the Parties. If the dispute can not be settled through consultation, the Parties agree that it shall be settled through the second of the following methods:

(1) Apply to ________ Arbitration Commission for arbitration;

(2) Bring a suit before the people’s court where Party B is located.

Article 15 Validity of this Contract

15.1 This Contract is separate from the Main Contract. If the Main Contract is invalid for any reason, the validity of this Contract will not be affected, and this Contract shall still be valid. The joint and several guarantee liability of Party A hereunder shall apply to the legal liability of the Debtor after the Main Contract becomes ineffective (including but not limited to reinstatement and compensation of damages).

15.2 If a provision or part of such provision is or becomes invalid in the future, such invalid provision or part shall not affect the validity of this Contract and other provisions or other parts of such provision of this Contract.

Article 16 Effectiveness, Modification and Termination of this Contract

16.1 This Contract shall come into effect after signed or sealed by the legal representatives or authorized representatives of Party A and legal representatives or responsible person or authorized representatives of Party B and sealed by their official chops or chops for contracts.

16.2 Upon the effectiveness of this Contract, unless otherwise agreed upon hereunder, neither of the parties may modify or terminate this Contract without the consent of the other party. If it is necessary to modify or terminate the Contract, the parties shall consult with each other and reach a written agreement.

Article 17 Miscellaneous

17.1 The Parties may separately conclude written agreements as annexes hereof with respect to the matters not covered herein. Any annex, modification or supplementation of this Contract shall constitute an integral part hereof and have equal legal effect with this Contract.

17.2 Any notice, demand or other communication, including but not limited to telex, telegram, fax and other letters, given by Party B to Party A regarding this Contract shall be deemed as delivered to Party A once sent out; mails shall be deemed as delivered to Party A on the third day from sending out by registered mail; if sent by hand, it shall me deemed as delivered to Party A on the date the receiver sign the return receipt.

17.3 This contract is made in duplicate, with each of Party A and Party B holding one for them to comply with.

17.4 Party B has taken reasonable methods to bring to Party A’s attention the terms of exemption or limitation of its responsibility and provides adequate explanations of relevant terms upon the request of Party A; both parties have no demurral to the understanding of all the terms of this Contract.

Party A (company seal or contract seal)

Legal representative: Lu Tingxiu

(or authorized agent)

Party B (company seal or contract seal)

Legal representative/responsible person: Jiao Shijing

(or authorized agent)